Exhibit 21.1  Subsidiaries of the Company

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Subsidiaries of Phoenix Color Corp.      Place of Incorporation
-----------------------------------      ----------------------
PCC Express Inc. ..................      United States
TechniGraphix Inc. ................      United States
Phoenix MD. Realty, LLC ...........      United States

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